April 10, 2019

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share our 2019 first quarter financial report. This year is off to a great beginning thanks to a record-setting first quarter.

Our assets reached a record high of $2.67 billion as of March 31st, up $126.8 million or 5% since December 31st, 2018. Profits for the first quarter of 2019 were $8.29 million compared to $7.48 million for the first quarter of 2018 which was an increase of $810,000, or 11%. The current price of your investment based on the latest shares traded of which we are aware is $51.00 per share.

Our Cool Springs office in Franklin opened on January 13th and the response has exceeded our expectations. We continue to experience a great economy in the nine counties we serve and tremendous opportunities for your bank. We continue to try to deepen the relationships with each customer of our bank. Your continued support and referrals are so important to our future.

We want to remind you of our Annual Shareholder’s Meeting that will be held on Tuesday, April 23rd at 7:00 P.M. at our Clemons-Richerson Operations Center at 105 North Castle Heights Avenue in Lebanon. You will also be receiving soon your invitation to our annual Shareholder Picnic which will be held on May 7th at 6:00 P.M. Our entertainment for the evening will be musical entertainment by some of our Wilson Bank & Trust Bank Family which you don’t want to miss!

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We ask for your continued business and referrals as we seek to make our bank “The Bank of Choice” in each market we serve.

Sincerely,

/s/ Randall Clemons	/s/ John C. McDearman, III	/s/ Will Jordan
President/CEO	Executive Vice President	Chairman
Wilson Bank Holding Co.	Wilson Bank Holding Co.	Wilson Bank Holding Co.